Fourth Quarter and Year End 2011 Earnings Release Conference Call
February 16, 2012

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, Kevin O'Reilly, Vice President Operational Finance and Tom Gelston, Vice President Investor Relations. Also participating on the call and available for your questions is most of the senior leadership of our business segments and geographies.

A replay of this call will be archived on the Company's website, www.terex.com under “Audio Archives” in the “Investor Relations” section of the website.

I will begin with some overall commentary and highlights. Phil will follow with a more detailed financial report, including some analysis of the improved performance achieved during the quarter, as well as a few schedules that will help explain certain expenses in the period. Lastly, I will review our outlook for 2012, including details on our individual segment performance expectations, as well as insight into management's overall operating focus and strategy for the year. Following that, as usual, we will open up the call for your questions. We will enforce the one question and a follow-up only rule.

For this call, we have prepared a presentation to guide you through our commentary that is available to download from our website. Let me begin by referring to the forward-looking statement on Page 2, which I encourage you to read and review, as well as our other disclosures available in our public documents.

Let me begin on page 3. We just completed a significant year in Terex's development, a year of investment and improvement. Investment in the high quality business of Demag Cranes AG, now our Material Handling & Port Solutions segment (MHPS), which adds a first class business to our portfolio. Improvement, in that, real progress was made as we streamlined operations, reduced the manufacturing footprint and started generating meaningful cash from earnings and working capital.

The cost structure realignment is expected to improve profitability going forward, most notably within the Cranes and Construction segments. We have taken pricing actions to recapture margin lost in 2011 due to material cost pressures, and to offset anticipated cost actions in 2012, most notably in the AWP and Construction segments.

The economic recovery is taking hold in many of Terex's major markets, with most markets healthier than a year ago. We do have some reservations about Europe, but the recovery in North America seems solid. In 2011 we recaptured growth in our core business with organic growth of 27% and overall net sales growth of 48% inclusive of acquisitions. However, for Terex in 2012, emphasis is clearly on margin improvement, cash generation and the integration of Demag Cranes AG. It is much less about growth.

Now I'd like to discuss the market environment by segment on Page 4. The AWP business continues to recover with North America leading the way. Business with the largest rental companies is strong and we are now seeing independent and smaller, regional players buying again. Our European AWP business has been a little better than we expected. In general, we have been successful implementing a 4.5% price increase effective with shipments on January 1, 2012. The overall backlog remains strong - double last year's level.

The Construction products market outlook is generally positive, but North American housing and roadbuilding markets will remain weak in 2012. We expect continued solid demand for our material handlers - mainly for the scrap steel market. The demand outlook for our artic and rigid truck business is expected to improve, and the compact construction business is slowly getting stronger. In general, a solid market where we can concentrate on margin and cash generation.

The global crane market is expected to be stable to positive. China is hard to predict right now. The North America market is anticipated to be up strongly and Europe is a mixed picture by country. Australia remains very positive and is a specialty market. We expect the Latin America market will continue to be strong in 2012.

The Port Equipment business, included in the Cranes segment, is strengthening although, as you know, the sales gestation period for these products is long. We are happy to highlight that after starting 2011 off poorly in Terex Port Equipment, we did exit the year with a profitable quarter as promised.

For our new segment, MHPS, the market environment is generally improving, but perhaps a bit softer than was previously thought - particularly because of Europe. We do see improving trends in North America, India and the Middle East for port equipment and services. The Domination and Profit and Loss Transfer Agreement process continues in Germany. The vote at the Annual Shareholders Meeting on this is will be in March.

Lastly, our Materials Processing business continues to supply large capacity machines worldwide, most notably to Australia and South Africa, as small mining customers continue to look to our largest mobile equipment as a solutions provider for some of their needs. Our dealers are a bit more optimistic in general than they were a few months ago. Finally, we are excited about the many new products that this business will be introducing to the market in 2012.

Now, I will turn it over to Phil to cover specific financial results and then I will provide a more detailed review of our expectations for 2012 before taking your questions.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron, and good morning. Over the next several slides I will cover the fourth quarter and full year performance for the continuing operations of the Company.

Please turn to page 5 to discuss the fourth quarter. Our business continued to improve during the quarter reflecting the impact of restructuring and generally improving market conditions. Our adjusted earnings per share were $0.26, slightly better than our guidance for the period. This compared to an adjusted earnings per share loss of $.20 in the fourth quarter of 2010. Reported U.S. GAAP earnings per share was a loss of $.03 compared to a loss of $.30 in the prior year quarter.

All segments reported net sales growth for the quarter compared to the fourth quarter of 2010, while our order backlog, although stable sequentially, is accelerating in our AWP business and pricing actions are sticking. We generated $168 million in free cash flow during the fourth quarter.

Let's turn to page 6 where I will walk you through the fourth quarter of 2011 as adjusted and the full year of 2011 as adjusted in a little more detail showing the quarter-over-quarter, and year-over-year movement. We chose to show the numbers as adjusted to better explain the underlying operational issues and opportunities in the business. We have a reconciliation to U.S. GAAP later in the presentation.

Net sales increased 47% for the quarter and 48% for full year when compared to the comparable period in the prior year. Excluding the impact of our acquisition of Demag Cranes AG on August 16, 2011 and the translation effect of foreign currency exchange rate changes, net sales increased 20% and 29% for the quarter and full year, respectively. The increases included all segments when compared to prior year periods with our AWP business posting the strongest growth for the full year on both a percentage and dollar basis, as rental companies continue to expand their fleet replacement purchases.

Our cost structure improved during the year as we continue to take the necessary actions to align our business for the environment in which we operate, while not losing sight of our strategic vision. Our gross margin improved 340 and 220 basis points for the quarter and full year, respectively. Increased volume, pricing actions and improved production absorption levels more than offset cost pressures from the supplier base. Facility closures announced during the second half of 2011 are on schedule and we will see the full benefit from these actions as we head into 2012.

Our SG&A as a percentage of sales as adjusted increased slightly over the prior year quarter mainly due to the inclusion of the MHPS segment in 2011 results. Excluding MHPS as percentage of SG&A to sales, SG&A improved by 200 Basis points to 11.7%. For the full year, the high level of cost reduction activity resulted in an improvement of 190 basis points including MHPS and an improvement of 270 basis points excluding them. As a result of the above, adjusted earnings per share for the quarter was $0.26 and $0.46 for the full year, representing a $.46 and $1.75 increase, respectively, over comparable 2010 periods.

From a balance sheet perspective, net debt increased $734 million, which primarily represents the impact of our acquisition of Demag Cranes AG, partially offset by the sale of our shares of the common stock of Bucyrus International during the year. With respect to net working capital, although falling short of our expectations on a dollar basis, we continued to see positive results in the execution of our production planning activities improving movement of inventory through the plants. At the end of December 2011, net working capital as a percentage of sales was 27.8% down from 31.3% in 2010, very close to our expectations for the fourth quarter.

We ended the year with a backlog of $2.144 billion, an increase of 65% over December 2010 levels. Excluding the impact of the Demag Cranes AG acquisition, backlog was up 29% driven by AWP (up 107%), Construction (up 75%), and MP (up 3%). The Cranes segment was down 7% with softer growth in crawler and all terrain cranes. Although no year-over-year comparison is reported for MHPS, this segment had a strong order book at the end of the year.

Let's turn to page 7, where we have displayed the reconciliation of the as-reported U.S. GAAP figures for Q4 2011 to the as-adjusted results. As we had previously indicated, the step up amortization of inventory related to the MHPS acquisition would be excluded from our guidance. We also continued to downsize and incurred cost for the reduction of personnel mainly in our European Cranes operations and Construction, and had a partial impairment of a Cranes facility we had recently shutdown. The supplier quality campaigns refer to two instances related to certain of our installed base of scissor lifts and tower cranes, where we have initiated field programs related to supplier issues effecting 2010 shipments.

Page 8 is the 2011 full year bridge of the as-reported to the as-adjusted figures. The main highlights here include the impact of the sale of Bucyrus International shares, contributing $.97 per share, which we backed out. The restructuring and related charges of $.49 per share were mainly the result of significant activity in the Cranes segment to reduce cost in several operations. Acquisition related items of $.50 per share include the purchase accounting inventory valuation and other specific costs related to the acquisition of Demag Cranes AG and other items amounted to $.05 per share.

For a complete breakdown of the adjusted items by segment and period refer to pages 15 and 16. I will turn it back over to Ron for a review of our 2012 outlook.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Thank you Phil. Turning to page 9, let me review our outlook for 2012. We expect this to be a positive year for Terex. Overall, net sales are expected to increase 15% to 23% or be $7.5 to $8 billion, including the impact of the full year ownership of our MHPS segment. As we will explain in a minute, a substantial amount of this growth will come from our MHPS segment. The balance of the increased sales reflects the planned emphasis on margin expansion, as well as currency translation pressure driven mostly by the euro/dollar relationship. If after we secure improved margins the markets become more positive, we will have better incrementals. Again, our first objective is margin improvement and cash generation and then, if markets improve, we will participate in that growth.

Gross margin is expected to improve to roughly 20% from some benefits of the 2011 realignment activities, pricing actions and inclusion of the MHPS Segment. This is a substantial improvement from the adjusted 16% we achieved in 2011. SG&A is essentially flat, with the slight increase being due to higher spending levels of MHPS offset by greater efficiencies in the base Terex businesses.

Operating profit is expected to be in the range of $475 to $525 million dollars, or roughly 6.5% - at the midpoint of this guidance range. This is about a $300 million improvement versus 2011 adjusted performance. Longer term, we continue to drive Terex toward a 10% operating margin target in 2 to 3 years, depending upon the speed of the integration of the MHPS segment.

Interest expense is expected to be slightly higher than 2011 at $145 million, as financing that was put in place to complete the Demag Cranes AG acquisition will be outstanding for the full year.

The net result is a range for adjusted earnings per share in 2012 of between $1.65 and $1.85, a substantial improvement from adjusted earnings per share in 2011. In other words, a good step forward.

Turning to page 10, here we present net sales range on a segment basis. Our expectations for AWP is for increased sales of approximately 10% fueled by continued replacement demand in North America. The Construction business is anticipating stable performance in terms of units and market presence; however, pricing is a substantial driver in our expectations. The Cranes business is expected to be stable at roughly $2 billion in net sales, although there are different market expectations depending on geography. North America and the developing markets still remain good growth markets, while we expect Europe to be somewhat negative. I should also note that our European business is likely to see negative translation impacts from a weakening euro. MHPS is targeted to achieve roughly $1.5 billion in net sales, as overall trends remain positive and drive the overall business to about 10% growth year over year. Lastly, the Materials Processing business expects continued strong performance in the mining markets of Australia, southeast Asia and South Africa, as well as improved pricing. So, in total, this is how the $7.5-$8.0 billion net sales outlook is expected by segment.

Page 11 is a simple waterfall chart that bridges 2011 nets sales of $6.5 billion to the mid-point of our guidance for 2012. The percentages shown are that of the change in net sales year over year. Driving the year- over- year change most notably is the full year ownership and growth of the MHPS segment. Price is expected to contribute 13% of the increased sales amount, with volume contributing approximately 25%. However, offsetting these areas is the impact of foreign exchange, as mentioned before, of approximately -18%, or roughly $225 million in negative sales pressure.

On page 12, we are providing segment specific perspective on the profit outlook. For AWP, increased price realization and cost controls are expected to return us to 10%+ operating margins and $200+ million in operating profit. I should point out that all our segments include full corporate allocations of about 2% of sales and the depreciation and amortization for the segments' assets. We may be different from some of our competitors in this respect.

Our focus on profitable products, combined with a leaner organization, is expected to lead Construction to operating profits of $40 to $50 million, or roughly 3% operating margin. For Cranes, full year benefits from cost reductions taken throughout 2011, as well as pricing actions implemented, are expected to improve profitability roughly $65 million to a range of $100 to $110 million, or just over a 5% operating margin. Our MHPS business is expected to contribute $70 to $80 million in operating profit, but this too is appropriately burdened with corporate expense and purchase accounting adjustments, the total of which is roughly $60 million in 2012. I should also note that any business combination synergies expected in the future are not in the outlook for MHPS, as we await the resolution of the Domination and Profit and Loss Transfer Agreement process to be completed before we have the ability to implement changes, if any. Lastly, our MP business is looking for a better 2012, with targeted margins in the 10%+ range, delivering $70 to $75 million in profit.

In summary, on page 13 you will see that our plan for 2012 is to improve margins. We will pursue margin and increased cash flow performance over sales growth. If profitable growth is there to be had, we will position ourselves to take advantage of those opportunities; however, it would be premature to target to have lofty sales targets without first improving and pushing to achieve approximately $500 MM in free cash flow. We will, of course, continue to work towards domination and integration of the Demag Cranes AG business, as we gain greater operating control of the business as a result of the domination process. In summary, I think we are in a very good place looking forward.

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